UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2010
Brigham Exploration Company
(Exact name of registrant as specified in its charter)

Delaware	001-34224	75-2692967

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Bridgepoint Parkway Building Two, Suite 500 Austin, Texas	78730

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 427-3300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On May 28, 2010, we entered into the Sixth Amendment and Consent to our Fourth Amended and Restated Credit Agreement. The Sixth Amendment and Consent amended our hydrocarbon hedge covenant cap and term to permit hydrocarbon hedge agreements not to exceed of the greater of 90% of our proved developed producing reserves and 65% of our reasonably forecasted production during the first 24-months following any date of determination, and the greater of 80% of our proved developed producing reserves and 50% of our reasonably forecasted production during the remaining term of such agreements, not to exceed an additional 12 months. The Sixth Amendment and Consent also consented to the redemption by us of all of our Series A Preferred Stock and reaffirmed our borrowing base at $110 million.
A copy of the Sixth Amendment and Consent is attached hereto as Exhibit 10.47 and is incorporated herein by reference. The description of the Sixth Amendment and Consent in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Sixth Amendment and Consent.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 27, 2010, our Compensation Committee approved a Performance Bonus Plan and a 401(k) Matching Plan for our officers for 2010. The Compensation Committee reserves the right to revise the targeted goals contained in either the Plans to enable us to insure that the achievement of our bonus objectives, which are based on certain levels of drilling expenditures and results, are not substantially distorted by a substantial change in expenditures relative to those currently planned. Officers must be employed by us at the time the bonuses are paid, which will be in spring 2011. A brief description of the terms and conditions of the Plans is provided below.
Performance Bonus Plan
Officers are eligible to receive a Performance Bonus if we meet minimum performance standards. The amount of the Performance Bonus can range from 0% to 85% of each officer’s gross salary for 2010. Our All Sources Total Proved Cost Ratio and our Average Daily Production each have 50% weighting. The bonus percentage will be determined by the obtainment of each of these performance standards set forth below:
All Sources Total Proved Finding Cost Ratio (50% Factor):

All Sources	% of	Factor
Total Proved Cost / Boe	Gross Salary	Multiple	% Bonus
> $36.00	0%	.50	0%
$30.00 to $35.99	10%	.50	5.00%
$27.00 to $28.99	20%	.50	10.00%
$24.00 to $26.99	30%	.50	15.00%
$21.00 to $23.99	40%	.50	20.00%
$18.00 to $20.99	50%	.50	25.00%
$15.00 to $17.99	60%	.50	30.00%
$12.00 to $14.99	70%	.50	35.00%
$9.00 to $11.99	80%	.50	40.00%
< $9.00	90%	.50	45.00%

Average Daily Production (50% Factor):

Avg. Daily	% of	Factor
Production (Boe)	Gross Salary	Multiple	% Bonus
< 5,000	0%	.50	0.00%
5,000 to 5,833	10%	.50	5.00%
5,835 to 6,667	20%	.50	10.00%
6,668 to 7,000	30%	.50	15.00%
7,001 to 7,667	40%	.50	20.00%
7,668 to 8,000	60%	.50	30.00%
>8,000	80%	.50	40.00%
For example, if we achieve an All Sources Proved Finding Cost of $22/Boe and Average Daily Production of 6,000 Boe for 2010, each officer would receive a Performance Cash Bonus equal to 30% (20% + 10%) of their gross salary for 2010.
401(k) Matching Plan
We will also match from 25% to 225% of each officer’s pre-tax 401(k) contributions, subject to certain limitations which are set forth below and subject to the terms, conditions and provisions of our 401(k) Plan Agreement, as amended.
Base 25% 401(k) Match
Subject to certain limitations, we will match 25% of the first $16,500 pre-tax contributions made by our officers to their 401(k) accounts during 2010.
401(k) Performance Match
In addition to the 25% Base Match described above, and subject to certain limitations, we will also provide an additional performance match if we meet at least the minimum performance standard established for All Sources Total Proved Finding Cost as set forth below:
All Sources Total Proved Finding Cost Ratio (100% Factor):

All Sources Total	% of Employee 401(K)
Proved Finding Cost / Boe	Contribution Matched
> $42.00	00.0%
$36.00 to $41.99	25.0%
$30.00 to $35.99	50.0%
$24.00 to $29.99	75.0%
$18.00 to $23.99	100.0%
$12.00 to $17.99	150.0%
<$12.00	200.0%

For example, if we achieve an All Sources Total Proved Finding Cost of $25.50, then the 401(k) performance match would be 75%.
Item 9.01. Financial Statements and Exhibits
(d) Exhibit 10.47 Sixth Amendment and Consent to the Fourth Amended and Restated Credit Agreement dated as of June 29, 2005 between the Company and the banks named therein.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHAM EXPLORATION COMPANY
Date: June 3, 2010	By:	/s/ Eugene B. Shepherd, Jr.
Eugene B. Shepherd, Jr.
Executive Vice President & Chief Financial Officer

INDEX TO EXHIBITS

Item Number	Exhibit

10.47	Sixth Amendment and Consent to the Fourth Amended and Restated Credit Agreement dated as of June 29, 2005 between the Company and the banks named therein.